MAXXAM INC.
                         COMPUTATION OF NET INCOME PER COMMON AND
                                 COMMON EQUIVALENT SHARE

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
                                           Three Months Ended         Nine Months Ended
                                              September 30,             September 30,
                                       -------------------------    ------------------------
                                           1996          1995        1996          1995
                                       -----------   -----------    ----------   -----------
                                           (In millions of dollars, except share and per share
                                                                amounts)
Weighted average common and common
     equivalent shares outstanding
     during each period                  9,377,029     9,376,703     9,376,812     9,376,703
Common equivalent shares
     attributable to stock options
     and convertible securities             89,465       102,229        91,871        81,526
                                       -----------   -----------   -----------    ----------
     Total common and common
          equivalent shares              9,466,494     9,478,932     9,468,683     9,458,229
                                       ===========   ===========   ===========    ==========

Net income                             $       5.3   $      10.7   $      28.0    $     35.1
                                       ===========   ===========   ===========    ==========

Net income per common and common
     equivalent share                  $       .56   $      1.13   $      2.96    $     3.71
                                       ===========   ===========   ===========    ==========

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